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                                                                   EXHIBIT 23.3

                   Report on Financial Statement Schedule and
               Consent of Independent Certified Public Accountants




The Board of Directors
Knights Technology, Inc.:

The audits referred to in our report dated March 3, 1997, except as to Note 9, which is as of March 13, 1997, included the related financial statement schedule as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the registration statement


                                        /s/ KPMG PEAT MARWICK LLP

San Jose, California
April 4, 1997